Exhibit 99.1
Press Release
For more information contact:
Sabina Burns
Virage Logic Corporation
(510) 743-8115
sabina.burns@viragelogic.com
VIRAGE LOGIC CONTINUES TO STRENGTHEN MANAGEMENT TEAM AND BOARD FOR OPERATIONAL EXCELLENCE AND SCALABILITY
J. Daniel McCranie Becomes Executive Chairman;
Cathal Phelan Joins Board of Directors
FREMONT, Calif., March 23, 2006 — Virage Logic Corporation (Nasdaq:VIRL), a pioneer in Silicon Aware IP™ and leading provider of semiconductor IP platforms, today announced the continued strengthening of its management team and board of directors with two key appointments. J. Daniel (Dan) McCranie has become the company’s executive chairman and Cathal Phelan has joined the company’s board. McCranie previously served as Virage Logic’s non-executive chairman. Phelan, a long-time Cypress Semiconductor executive, most recently served as vice president of its Data Communications Division.
     The moves to strengthen Virage Logic’s management team and board underscore the company’s focus on establishing the infrastructure and operational excellence needed to scale the business and deliver greater customer satisfaction and shareholder value. McCranie’s and Phelan’s appointments follow two other recent management team addition announcements. (See related press releases “Virage Logic Appoints Jens Meyerhoff as CFO” dated January 4, 2006, and “Virage Logic Strengthens Executive Management Team – Industry Veteran Jim Bailey Joins as Vice President of Worldwide Sales” dated October 18, 2005.)
     “I’m very pleased that after two years in a non-executive chairman role, Dan has agreed to join our executive management team full time as executive chairman,” said Adam Kablanian, president and chief executive officer (CEO) of Virage Logic. “As we celebrate the company’s

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10th anniversary, I’m confident that Dan’s strong operational, as well as extensive semiconductor sales and marketing experience, will be instrumental in furthering the development of a scalable infrastructure that will provide the foundation for the company’s next level of growth.”
     Kablanian continued, “I’m also very pleased to welcome Cathal to our board. His deep industry knowledge and proven ability to grow market share further strengthens our board.”
     McCranie joined Virage Logic as chairman of the board in August 2003. He also currently serves as chairman of the board for ON Semiconductor, a provider of power and data management semiconductors and standard semiconductor components. He also holds directorships at Actel, a supplier of innovative programmable logic solutions, and Cypress Semiconductor, a world leader in timing technology solutions.
     Phelan spent nearly 15 years in various management positions at Cypress Semiconductor. During his 5 1/2 year leadership of Cypress’ Personal Communications Division (now called the Consumer and Computation Division), the division was able to claim better than 40-percent market share in the standalone USB market. Phelan holds 37 U.S. patents and was the architect of MoBL and QDR SRAMs.
About Virage Logic
     Founded in 1996, Virage Logic Corporation rapidly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. Today the company is a global leader in semiconductor IP platforms comprising embedded memories, logic, and I/Os and is pioneering the development of a new class of IP called Silicon Aware IP. Silicon Aware IP tightly integrates Physical IP (memory, logic and I/Os) with the embedded test, diagnostic, and repair capabilities of Infrastructure IP to help ensure manufacturability and optimized yield at the advanced process nodes. Virage Logic’s highly differentiated product portfolio provides higher performance, lower power, higher density and optimal yield to foundries, integrated device manufacturers (IDMs) and fabless customers who develop products for the consumer, communications and networking, hand-held and portable, and computer and graphics markets. The company uses its FirstPass-Silicon™ Characterization Lab for certain products to help ensure high quality, reliable IP across a wide range of foundries and process technologies. Headquartered in Fremont,

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California, Virage Logic has R&D, sales and support offices worldwide. For more information, visit www.viragelogic.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to industry and company trends, business outlook and products. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic’s ability to improve its operations and scalability in pursuit of growth; its ability to deliver greater shareholder value; Virage Logic’s ability to execute on its strategy to become a provider of semiconductor IP platforms; its ability to improve customer satisfaction; Virage Logic’s ability to continue to develop new products and maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic’s technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company’s ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; and other risks including those described in the company’s Annual Report on Form 10-K for the period ended September 30, 2005, and in Virage Logic’s other periodic reports filed with the SEC, all of which are available from Virage Logic’s website (www.viragelogic.com) or from the SEC’s website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.
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